EXHIBIT 11.2

FURY GOLD MINES LIMITED

INSIDER TRADING POLICY

1. INTRODUCTION

Fury Gold Mines Limited (the "Company") encourages all employees, officers and directors to become shareholders of the Company on a long-term investment basis. These individuals will from time to time become aware of corporate developments or plans or other information that may affect the value of the Company's securities before these developments, plans and/or information are made public.  Trading securities of the Company while in possession of such information before it is generally disclosed (known as "insider trading"), or disclosing such information to third parties before it is generally disclosed (known as "tipping"), is against the law and may expose an individual to criminal prosecution or civil lawsuits.  Such action will also result in a lack of confidence in the market for the Company's securities, harming both the Company and its shareholders.  Accordingly, the Company has established this Insider Trading Policy (the "Policy") to assist its employees, consultants, service providers, officers and directors in complying with the prohibitions against insider trading and tipping.

The Company is a publicly traded company listed on the Toronto Stock Exchange (the "TSX") and the NYSE American LLC (the "NYSE American", and together with the TSX, the "Exchanges").  As such, trades in the Company's securities are subject to Canadian and U.S. securities laws, rules and regulations, as well as the rules and regulations of the Exchanges (collectively, "Securities Laws").

The procedures and restrictions set forth in this Policy are only a general framework to assist Company Personnel, as defined below, in ensuring that any purchase or sale of securities occurs without actual or perceived violation of applicable Securities Laws.  Company Personnel have the ultimate responsibility for complying with applicable Securities Laws and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances.

The Company's Board of Directors (the "Board") will designate one or more individuals from time to time as insider trading policy administrators (the "Insider Policy Administrator") for the purpose of administering this Policy.  At the date hereof, the designated Insider Trading Policy Administrators are the Chief Executive Officer and the Chief Financial Officer. This Policy has been reviewed and approved by the Company's Board of Directors and may be reviewed and updated periodically by the Disclosure Committee and the Nominating, Compensation and Governance Committee.  Any amendments to this Policy shall be subject to approval by the Company's Board of Directors.

2. APPLICATION

2.1 Persons that are Subject to this Policy

The following persons are required to observe and comply with this Policy:

(a) all directors, officers and employees of the Company or its subsidiaries;

(b) any other person retained by or engaged in business of professional activity with or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor, adviser or other service provider);

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(c) any family member, spouse or other person living in the household or a dependent child of any of the individuals referred to in Sections 2.1(a) and (b) above; and

(d) partnerships, trusts, corporations, R.R.S.P.'s, T.F.S.A.'s and similar entities over which any of the above-mentioned individuals exercise control or direction.

For the purposes of this Policy, the persons listed above are collectively referred to as "Company Personnel".  Sections 2.1(c) and (d) should be carefully reviewed by Company Personnel; those sections have the effect of making various family members or holding companies or trusts of the persons referred to in Sections 2.1(a) and (b) subject to the Policy.

2.2 Trades that are Subject to this Policy

Under this Policy, all references to trading in securities of the Company include: (a) any sale or purchase of securities of the Company, including the exercise of stock options granted under the Company's stock option plan and the acquisition of shares or any other securities pursuant to any Company benefit plan or arrangement, and (b) any derivatives-based or other transaction or arrangement that would be required to be reported by insiders in accordance with applicable laws or regulations relating to derivatives or equity monetization transactions (including Multilateral Instrument 55-103 - Insider Reporting for Certain Derivative Transactions (Equity Monetization ("MI 55-103")).

3. INSIDE INFORMATION

"Inside Information" means:

• a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the securities of the Company (which includes any decision to implement such a change by the Company's Board of Directors or by senior management who believe that confirmation of the decision by the Company's Board of Directors is probable);

• a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company; and

• any information which is not generally available to the public if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision or the reasonable investor would view the information as having significantly altered the 'total mix' of information available.

In each case, information which has not been generally disclosed. Examples of information that may constitute Inside Information are set out in Schedule "A" attached hereto. It is the responsibility of any Company Personnel contemplating a trade in securities of the Company to determine prior to such trade whether he or she is aware of any information that constitutes Inside Information.  If in doubt, the individual should consult with an Insider Trading Policy Administrator. In addition, Section 6.2 of this Policy requires that certain Personnel pre-clear trades in securities of the Company.

4. PROHIBITION AGAINST TRADING ON INSIDE INFORMATION

Company Personnel must not purchase, sell or otherwise trade securities of the Company with the knowledge of Inside Information until:

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(a) Two full trading days after the disclosure to the public of the Inside Information, whether by way of press release or a filing made with securities regulatory authorities; or

(b) the Inside Information ceases to be material (e.g. a potential transaction that was the subject of the information is abandoned, and either Company Personnel are so advised by the Insider Trading Policy Administrators or such abandonment has been generally disclosed).

In addition, Company Personnel must not make any trades in securities of the Company during the black-out periods described in Section 6 of this Policy.

5. PROHIBITION AGAINST SPECULATING, SHORT-SELLING, PUTS AND CALLS

Certain types of trades in securities of the Company, by Company Personnel can raise particular concerns about potential breaches of applicable securities law or that the interests of the persons making the trade are not aligned with those of the Company.  Company Personnel are therefore prohibited at any time from, directly or indirectly, undertaking any of the following activities:

(a) speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Company's stock option plan or any other Company benefit plan or arrangement);

(b) buying the Company's securities on margin;

(c) short selling a security of the Company or any other arrangement that results in a gain only if the value of the Company's securities declines in the future;

(d) selling a "call option" giving the holder an option to purchase securities of the Company; and

(e) buying a "put option" giving the holder an option to sell securities of the Company.

6. RESTRICTIONS ON TRADING OF COMPANY SECURITIES

6.1 Black-out Periods and Notice

Black-out periods may be prescribed from time to time by the Disclosure Committee and or the Board at any time at which it is determined there may be undisclosed Inside Information concerning the Company that makes it inappropriate for Company Personnel to be trading.  In such circumstances, the Insider Trading Policy Administrators will issue a notice instructing these individuals not to trade in securities of the Company until further notice.  This notice will contain a reminder that the fact that there is a restriction on trading may itself constitute Inside Information or information that may lead to rumours and must be kept confidential.  If persons that are subject to this policy are ever in any doubt as to whether or not they are able to trade, they should confer with the Insider Trading Policy Administrator prior to trading.

The Insider Trading Policy Administrator or an authorized representative of the Company as designated by the Chief Executive Officer from time to time will keep a record of the individuals who are subject to the conditions of the black-out.

Protocol for Dealing in the Company's Securities

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In order to enhance compliance with insider trading legislation, the Company has made the following provision for black-out periods during which Company Personnel are prohibited from trading.

Unscheduled developments include but are not limited to Insider Information such as significant corporate acquisitions, divestitures, contract negotiations, material new information regarding Company's resources, reserves and activity, asset write downs or transactions that will generally result in a material change in the affairs of the Company.

6.2.1 The black-out period begins as soon as management is aware of a development that has been confirmed and continues until material information has been publicly disseminated, terminating after four hours for release of exploration results and after one day for material transactions or other material corporate information after the disclosure to the public of the Inside Information, whether by way of press release or a filing made with securities regulatory authorities;  which minimum period is subject to increase at the discretion of the board of directors from time to time.

6.2 Exemptions

Individuals subject to a black-out period who wish to trade securities of the Company may apply to an Insider Trading Policy Administrator for approval to trade securities of the Company during the black-out period.  Any such request should describe the nature of and reasons for the proposed trade.  The Insider Trading Policy Administrator will consider such requests and inform the requisitioning individual whether or not the proposed trade may be made.  The requisitioning individual may not make any such trade until he or she has received the specific approval from an Insider Trading Policy Administrator.

7. PROHIBITION AGAINST TIPPING

Company Personnel are prohibited from communicating Inside Information to any person outside the Company, unless: (a) disclosure is in the necessary course of the Company's business provided that the person receiving such information first enters into a confidentiality agreement in favour of the Company (which should contain, among other things, an acknowledgement by the recipient of the requirements of applicable securities laws relating to such recipient trading securities with knowledge of a material fact or material change in respect of the Company that has not been generally disclosed and to such recipient disclosing information to another person or company such material fact or material change) and the disclosure is made pursuant to the proper performance by such Company Personnel of his or her duties on behalf of the Company; (b) disclosure is compelled by judicial process; and or (c) disclosure is expressly authorized by the Disclosure Committee.

Subject to the above, Inside Information is to be kept strictly confidential by all Company Personnel until after it has been generally disclosed plus four hours for release of exploration results and one day for material transactions or other material corporate information after the disclosure to the public of the Inside Information, whether by way of press release or a filing made with securities regulatory authorities.  Discussing Inside Information within the hearing of, or leaving it exposed to, any person who has no need to know is to be avoided at all times.  Company Personnel with knowledge of Inside Information shall not encourage any other person or company to trade in the securities of the Company, regardless of whether the Inside Information is specifically communicated to such person or company.

If any Company Personnel has any doubt with respect to whether any information is Inside Information or whether disclosure of Inside Information is in the necessary course of business, the individual is required to contact an Insider Trading Policy Administrator.

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8. SECURITIES OF OTHER COMPANIES

In the course of the Company's business, Company Personnel may obtain information about another publicly traded company that has not been generally disclosed and or is under discussion with the Company. Securities laws generally prohibit such Company Personnel from trading in securities of that other company while in possession of such information or communicating such information to another person.  The restrictions set out in this Policy apply to all Company Personnel with respect to both trading in the securities of another company while in possession of such information, and communicating such information.

9. REPORTING REQUIREMENTS

The directors, certain officers and certain other employees of the Company and its subsidiaries are "Reporting Insiders" under applicable securities laws. Reporting Insiders are required to file reports with Canadian provincial securities regulators, pursuant to the electronic filing system known as SEDI, of any direct or indirect beneficial ownership of, or control or direction over, securities of the Company and of any change in such ownership, control or direction. In addition, Reporting Insiders must also include in their reports any monetization, non-recourse loan or similar arrangement, trade or transaction that changes the Reporting Insider's economic exposure to or interest in securities of the Company and which may not necessarily involve a sale, whether or not required under applicable law.

It is the responsibility of each Insider (and not the Company) to comply with these reporting requirements.  The Company will assist any Insider in their preparation and filing of insider reports upon request.

Some officers of the Company or its subsidiaries may be eligible to be exempted by applicable securities law from the requirements to file insider reports.

A person that is uncertain as to whether he or she is a Reporting Insider or whether he or she may be eligible to be exempted from these requirements should contact an Insider Trading Policy Administrator.  Reporting Insiders who are exempted from these requirements remain subject to all of the other provisions of applicable securities law and this Policy.

10. PENALTIES AND CIVIL LIABILITY

The applicable securities laws that impose insider trading and tipping prohibitions also impose substantial penalties and civil liability for any breach of those prohibitions. Where a company is found to have committed an offence, the directors, officers and supervisory Company Personnel of the company may be subject to the same or additional penalties.

11. ENFORCEMENT

All directors, officers, employees, consultants and certain service providers, as determined by the Insider Trading Policy Administrator of the Company and its subsidiaries will be provided with a copy of this Policy, and shall execute the certification set out in Schedule "B" regarding acknowledgement of and compliance with the procedures and restrictions set forth in this Policy.  It is a condition of their appointment, employment or engagement that each of these persons at all times abide by the standards, requirements and procedures set out in this Policy unless a written authorization to proceed otherwise is received from an Insider Trading Policy Administrator.  Any such person who violates this Policy may face disciplinary action up to and including termination of his or her employment or appointment with or engagement by the Company without notice. The violation of this Policy may also violate certain securities laws.  If it appears that a director, officer, employee, consultant or certain service provider may have violated such securities laws, the Company reserves the right to refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

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Should you have any questions or wish information concerning the above, please contact an Insider Trading Policy Administrator.

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SCHEDULE "A"

Common Examples of Inside Information

The following examples are not exhaustive.

☐ Proposed changes in capital structure including stock splits and stock dividends

☐ Proposed or pending financings

☐ Material increases or decreases in the amount of outstanding securities or indebtedness

☐ Proposed changes in corporate structure including amalgamations and reorganizations

☐ Proposed acquisitions of other companies including take-over bids or mergers

☐ Material acquisitions or dispositions of assets

☐ Material changes or developments in products or contracts which would materially affect earnings upwards or downwards

☐ Material changes in the business of the Company

☐ Changes in senior management or control of the Company

☐ Bankruptcy or receivership

☐ Changes in the Company's auditors

☐ the financial condition and results of operations of the Company

☐ indicated changes in revenues or earnings upwards or downwards of more than recent average size

☐ material legal proceedings

☐ defaults in material obligations

☐ the results of the submission of matters to a vote of securityholders

☐ transactions with directors, officers or principal securityholders

☐ the granting of options or payment of other compensation to directors or officers

SCHEDULE "B"

Certification - Insider Trading Policy of Fury Gold Mines Limited

The undersigned hereby certifies that he/she has read and understands the Company's Insider Trading Policy, a copy of which is attached hereto, and agrees to comply with the procedures and restrictions set forth therein.

Date:	Signature:

Name:
(please print)